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                                                                    Exhibit 3.4


                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            INTERFERON SCIENCES, INC.

         Interferon Sciences, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, by unanimous written consent, duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation (the "Amendment"), declaring the Amendment to be advisable and in the best interests of the Corporation and its stockholders, and calling a special meeting (the "Special Meeting") of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed Amendment is as follows:

         RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Corporation and its stockholders that the first sentence of Article 4 of the Restated Certificate of Incorporation of the Corporation be amended (the "Amendment") in its entrirety to read as follows:

         "4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is sixty million (60,000,000) shares; of which fifty five million (55,000,000) shares are to be Common Stock of the par value of $.01 per share (hereinafter called the "Common Stock"); and of which five million (5,000,000) shares are to be Preferred Stock of the par value of $.01 per share (hereinafter called the "Preferred Stock"), to be issued in such series and with such terms and conditions as the Board of Directors may determine."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Special Meeting was duly called and held on August 14, l995, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which Special Meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

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         THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Martin M. Pollak, its Chairman of the Board, and attested to by Andrea D. Kantor, its Assistant Secretary, this 14th day of August 1995.


                                                    BY:
                                                       ------------------------
                                                       Martin M. Pollak
                                                       Chairman of the Board

ATTEST:


BY:
   --------------------------
   Andrea D. Kantor
   Assistant Secretary